As filed with the Securities and Exchange Commission on August 26, 1998

                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                           CONSOLIDATED GRAPHICS, INC.
             (Exact name of Registrant as specified in its charter)

                 TEXAS                                   76-0190827                                   2750
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)          (Primary Standard Industrial
    incorporation or organization)                                                         Classification Code Number)

                            5858 WESTHEIMER, STE. 200
                              HOUSTON, TEXAS 77057
                                 (713) 787-0977
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  JOE R. DAVIS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            5858 WESTHEIMER, STE. 200
                              HOUSTON, TEXAS 77057
                                 (713) 787-0977
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                           R. CLYDE PARKER, JR., ESQ.
                         WINSTEAD SECHREST & MINICK P.C.
                             910 TRAVIS, SUITE 2400
                              HOUSTON, TEXAS 77002
                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF      AMOUNT TO BE         PROPOSED MAXIMUM           PROPOSED MAXIMUM AGGREGATE     AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)   OFFERING PRICE PER SHARE(2)(3)      OFFERING PRICE(3)                  FEE(3)
Common Stock
   $.01 par value........       2,000,000    $          61.25                 $        122,500,000       $        36,137.50
=========================     ============   ==========================       ========================== ==========================

(1) The number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The offering price per share will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the common stock registered hereunder.

(3) Pursuant to Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low reported sales prices of the common stock of the Registrant on the New York Stock Exchange on August 21, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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
                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used by the Registrant in connection with the issuance and sale from time to time by the Registrant of shares of its common stock, $.01 par value per share (the "Common Stock"), in connection with its acquisition of the securities and assets of other businesses (the "Company Prospectus") and one to be used by certain persons who have received shares of Common Stock in connection with acquisitions by the Registrant of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Selling Stockholders Prospectus"). The Company Prospectus and the Selling Stockholders Prospectus will be identical in all respects except that they will contain different front and back cover pages and the Selling Stockholders Prospectus will contain an additional section under the caption "Plan of Distribution." The Company Prospectus is included herein and is followed by those pages to be used in the Selling Stockholders Prospectus that differ from, or are in addition to, those in the Company Prospectus. Each of the alternate or additional pages for the Selling Stockholders Prospectus included herein has been labeled "Alternate Page for Selling Stockholders Prospectus." If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the prospectuses in the forms in which they are used after the Registration Statement becomes effective will be filed with the Securities and Exchange Commission.

PROSPECTUS                         SUBJECT TO COMPLETION-- DATED AUGUST 26, 1998

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.


                           Consolidated Graphics, Inc.
                               2,000,000 Shares of
                                  Common Stock

         This Prospectus relates to the offer and sale from time to time by Consolidated Graphics, Inc., a Texas corporation (together with its subsidiaries, the "Company"), of up to 2,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), in connection with direct and indirect acquisitions of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act. This Prospectus, as amended or supplemented if necessary, also relates to certain shares of Common Stock that may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus (the "Selling Stockholders").

         The Company intends to concentrate its acquisitions in areas related to or that would complement or expand the current business of the Company. If the opportunity arises, however, the Company may attempt to make acquisitions that it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or any combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of businesses or properties to be acquired.

         The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either when the terms of an acquisition are tentatively agreed upon or at or about the time of delivery of the shares of Common Stock.

         This Prospectus will only be used in connection with the acquisition of businesses, properties or securities in business combination transactions that would be exempt from registration but for the issuance of Common Stock and the possibility of integration with other transactions. This Prospectus will be furnished to security holders of the business, properties or securities to be acquired.

         If an acquisition has a material financial effect upon the Company, a current report on Form 8-K and a post-effective amendment to the registration statement of which this Prospectus is a part will be filed subsequent to the acquisition. Such report and post-effective amendment will contain financial and other information about the acquisition material to subsequent acquirers of the Common Stock offered hereby, including pro forma information for the Company and historical financial information about the entity who is or whose assets are being acquired. A current report on Form 8-K and a post-effective amendment to the registration statement of which this Prospectus is a part will

                                                   (Continued on following page)

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 26, 1998.

also be filed when an acquisition does not in itself have a material effect upon the Company, but if aggregated with other acquisitions since the date of the Company's most recent audited financial statements would have such a material effect. If an acquisition of a business, properties or securities in a business combination transaction is not exempt from registration even if integration is not taken into account, then the offerees of Common Stock in such acquisition will be furnished with copies of this Prospectus as amended by a post-effective amendment to the Registration Statement on Form S-4 of which this Prospectus is a part.

         All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares by the Company in connection with this Prospectus, although finder's fees, broker's commissions or financial advisory fees may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

         The Common Stock is traded on The New York Stock Exchange ("NYSE") under the symbol "CGX." Application will be made to list the shares of Common Stock offered hereby on the NYSE. On August 21, 1998, the last reported sale price for the Common Stock on the NYSE was $61.125 per share. Reports, proxy and information statements and other information concerning the Company can be inspected at the NYSE.

                             -----------------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission at Citicorp Center, 13th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy statements and other information of and concerning the Company. The address of this web site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CGX" and the periodic reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement (the "Registration Statement") on Form S-4 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          1.   Annual Report on Form 10-K for the fiscal year ended March 31,
               1998;

          2.   Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998;

          3. The description of the capital stock of the Company set forth in its Form 8-A filed with the Commission on January 8, 1997; and

          4. Current Reports on Form 8-K filed June 24, July 2, July 9, July 21, July 29, August 5 and August 17, 1998.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document either wholly or partially incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also either wholly or partially is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company at its principal executive offices located at 5858 Westheimer, Suite 200, Houston, Texas 77057, Attention:
Secretary (telephone number: (713) 787-0977).

                                  RISK FACTORS

         AN INVESTMENT IN THE COMPANY INVOLVES A SIGNIFICANT DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK. THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" CONCERNING THE COMPANY'S OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITION, INCLUDING, IN PARTICULAR, THE LIKELIHOOD OF THE COMPANY'S SUCCESS IN DEVELOPING AND EXPANDING ITS BUSINESS. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND REFLECT FUTURE BUSINESS DECISIONS THAT ARE SUBJECT TO CHANGE. SOME OF THESE ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND UNANTICIPATED EVENTS WILL OCCUR THAT WILL AFFECT THE COMPANY'S RESULTS.

NATURE OF PRINTING BUSINESS

         The Company competes in the general commercial and financial printing sectors, which are characterized by individual orders from customers for specific printing projects rather than long-term contracts, with continued engagement for successive jobs dependent upon the customers' satisfaction with the services provided. As such, the Company is unable to predict, for more than a few weeks in advance, the number, size and profitability of printing jobs in a given period. Consequently, the timing of projects in any quarter could have a significant impact on financial results in that quarter. Quarterly operating results may also fluctuate as a result of overall trends in the economy, acquisitions of new businesses and customer buying patterns and, accordingly, the Company's quarterly operating results may vary significantly from quarter to quarter.

IMPLEMENTATION OF ACQUISITION STRATEGY

         A significant element of the Company's growth strategy is to expand by acquiring printing companies located throughout the United States. While there are numerous such companies, there can be no assurance that the Company will be able to identify and acquire suitable companies on terms acceptable to the Company, nor that it will be able to finance significant acquisitions in the future. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. An acquisition may also initially have an adverse effect upon the Company's operating results while the acquired business is adopting the Company's management practices. Although the Company has so far been generally successful in integrating its acquisitions, there can be no assurance that the Company will be able to establish, maintain or increase profitability of an entity once it has been acquired.

COMPETITION

         The printing industry is extremely competitive and fragmented. The Company competes with numerous large and small printing companies, some of which have greater financial resources than the Company. The Company competes on the basis of ongoing customer service, quality of finished products and price.

DEPENDENCE UPON KEY PERSONNEL

         The Company believes that its continued success will depend to a significant extent upon its senior management, particularly Joe R. Davis, the Company's founder, President and Chief Executive Officer. The loss of the services of Mr. Davis or other key personnel could have a material adverse effect on the Company's business and prospects. The Company's continued success also depends upon its ability to attract and retain qualified employees.

CONTROL

         Based upon the latest information available to the Company, Joe R. Davis, the Vinik Group ("Vinik") and Pilgrim Baxter & Associates ("Pilgrim") beneficially own approximately 10.9%, 9.5% and 9.0%, respectively, of the outstanding Common Stock. As a result, although Mr. Davis, Vinik and Pilgrim have never acted in concert in the past, they could, if they acted in concert, have the ability to substantially influence the election of the Company's Board of Directors and the outcome of other matters requiring shareholder approval.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

         The Company is subject to the environmental laws and regulations of the United States and the states in which its subsidiaries have operations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. While the Company believes it is currently in substantial compliance with these laws and regulations, there can be no assurance that future changes in such laws and regulations will not have a material effect on the Company's operations.

DIVIDEND POLICY

         The Company currently intends to retain all future earnings to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company has from time to time issued and may in the future issue a significant number of shares of Common Stock without registration in acquisition transactions or otherwise. Such shares, upon issuance, will be "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act or will be held by "affiliates" of the Company and consequently are subject to the resale limitations of Rule 144. In addition, a significant number of shares of Common Stock are issuable upon exercise of certain stock purchase options that have been or may be granted under the Company's existing incentive stock plan.

         The Board of Directors, without further action by the shareholders, is authorized to issue up to five million shares of the Company's Preferred Stock, par value $1.00 per share (the "Preferred Stock"), in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation. The dividend, liquidation and voting rights of any such Preferred Stock issued could be superior to the rights of the holders of Common Stock.

         The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal that some, or a majority, of the shareholders might believe to be in the best interests of the Company or in which shareholders might receive a premium for their stock over the then market price of such stock. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

         Future sales of significant numbers of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and also could impair the Company's ability to raise capital through subsequent offerings of securities.

                                   THE COMPANY

         Consolidated Graphics, Inc., headquartered in Houston, Texas, is one of the fastest growing printing companies in the United States. The Company's principal executive offices are located at 5858 Westheimer, Suite 200, Houston, Texas 77057, and its telephone number is (713) 787-0977. As a leading printing industry consolidator and the largest sheetfed commercial printer in the United States, the Company has expanded its operations to include 38 printing companies nationwide as of July 31, 1998. Each operation provides general commercial printing services relating to the production of annual reports, training manuals, product and capability brochures, direct mail pieces, catalogs and other promotional material, all of which tend to be recurring in nature. One operation also provides transaction-oriented financial printing services. Each printing business has an established operating history (ranging from 11 to 120 years), experienced management, solid customer relationships and a reputation for providing quality service and product.

         The Company's printing businesses sell to over 8,000 customers, including many major corporations, most of which are headquartered in the markets in which the Company operates. The Company believes that its broad customer base, extensive geographic coverage of the United States and wide range of printing capabilities and services reduce the Company's exposure to economic fluctuations that may generally affect segments of the printing industry or any one geographical area.

INDUSTRY BACKGROUND

         The printing industry is one of the largest and most fragmented industries in the United States, with total annual sales estimated at $103 billion. The printing services market includes general commercial printing, financial printing, printing and publishing of books, quick printing and production of business forms and greeting cards. Within the printing services market, the Company primarily serves the commercial and financial printing sectors. Based on available industry data, commercial printing services generate approximately $73 billion in annual U.S. sales.

         Despite its size, the commercial printing sector is highly fragmented, with over 37,000 companies in operation today, the majority of which are privately owned and locally operated. While these operations are involved in various aspects of commercial printing, the size and fragmented nature of the industry contributed to the development of the Company's acquisition strategy described below.

BUSINESS STRATEGY

         The commercial printing industry is characterized by a significant number of locally oriented, privately-held businesses, many of which are viable acquisition prospects. Owners' impetus to sell their printing businesses results from various factors, including the need to increase their personal financial liquidity, plans to retire or a desire to access the financial capital and other operating strengths the Company has to offer in order to grow the business. Because there are relatively few buyers with adequate financing and management expertise who desire to acquire these types of printing companies, the Company has been and expects to continue to be able to execute its acquisition strategy at prices it considers to be reasonable.

         The Company believes a large part of its success results from its ability to combine the service and responsiveness of a locally oriented printing company with the critical mass and economic advantages of a large organization. The Company plans to continually enhance the competitiveness and profitability of each acquired printing business through investments in new equipment and technology, management training, economies of scale and financial strength. Utilizing these operating resources, the Company's printing businesses continue to operate autonomously, maintaining and building relationships with buyers of printing services in their respective markets.

         The principal advantages of the Company's strategy are as follows:

         o MARGIN IMPROVEMENT. Through the use of company-wide master purchasing arrangements for principal supplies such as paper, plates, film and ink, each printing business can receive the benefit of volume discounts which may significantly improve its gross margin. The combined purchasing power also results in more favorable pricing for investments in technology and capital equipment.

         In addition, centralization of certain administrative services, such as purchasing and human resources support, risk management, treasury and information systems, can further improve operating margins.

         o STRATEGIC COUNSEL. Many of the acquisition candidates are privately-held businesses, which by their nature typically place heavy demands on the management skills of the proprietor. The Company provides strategic counsel and professional management techniques to the management of its acquired companies in such areas as planning, organization, controls, accounting and finance and regulatory compliance, resulting in improved efficiency and competitive advantages.

         o FLEXIBLE SERVICE. The wide range of equipment capabilities of its various printing businesses provides the Company with greater flexibility to meet customer needs than is available to a company with a single operation. From time to time, to meet customers' needs, the various printing businesses work together when an individual operation does not have the necessary equipment or capacity to perform a particular project. This allows one of the Company's printing businesses to compete economically for a project it might otherwise have been unable to obtain.

         o MANAGEMENT DEVELOPMENT. The Company has historically been committed, beyond industry custom, to recruiting, training and developing recent college graduates as printing sales and management professionals. The Company has designed a structured program to give hands-on experience in all areas of manufacturing and management, as well as develop the skills necessary for these professionals to lead the Company's printing businesses in the future. These professionals are a key factor contributing to the Company's ability to provide a high degree of quality customer service and maximize profitability.

         By taking advantage of the above benefits, the Company's printing businesses are able to increase operating efficiencies and become one of the lowest-cost providers of quality printing services in the markets they serve. As such, the Company has historically improved the operating margins of each printing business it has acquired.

         In fiscal 1998, the Company continued to expand nationally by adding 13 new printing businesses. The Company added 7 new printing businesses in the first four months of fiscal 1999 and had signed non-binding letters of intent to acquire eight additional companies. The Company plans to continue its aggressive acquisition efforts.

THE PRINTING COMPANIES

         The Company's printing businesses are all operated as wholly-owned subsidiaries. Commercial printing involves the production of a wide range of marketing, investor relations and technical materials for a variety of customers including corporations, mutual fund companies, advertising agencies, graphic design firms and direct mail and catalog retailers. The services provided by the Company's printing businesses include digital imaging, printing and distribution of commercial and corporate documents, including training manuals, multicolor product and capability brochures, direct mail pieces, catalogs, shareholder communications and other information requested by its customers and produced to their specifications. Most of these projects are recurring in nature. In addition to commercial printing, one operation also provides transaction-oriented financial printing services. In its financial printing business, the Company typesets, prints and distributes financial documents which are used for specific business transactions, including registration statements, information statements and quarterly and annual reports filed with the Securities and Exchange Commission.

OPERATIONS

         The Company provides service in all areas of commercial printing, including prepress, printing and postpress operations.

         Commercial prepress services involve photographically duplicating mechanical images and/or digitally producing images, separating color images into process colors, assembling films and burning film images onto plates.

Financial prepress goes a step further by preparing manuscript copy and typesetting. The Company has electronic prepress operations at most of its facilities.

         There are a number of different printing processes, each with its own distinguishing qualities and appearance characteristics. The Company uses the offset lithography process to provide the highest-quality, lowest-cost printed products for most run lengths. Short- to medium-run commercial work generally is printed on sheet-fed presses, while long-run commercial and financial printing projects typically are printed on web presses. Presses may be single or multicolor.

         Most of the Company's presses are large, sheet-fed, 40-inch presses, which are typically capable of printing 16 pages of letter-sized finished product on a 28 by 40-inch sheet of paper with eight pages on each side (known as a 16-page "signature"). These sheet-fed presses are capable of simultaneously printing up to one, two, four, five, six or eight colors. As of May 31, 1998, the Company operated 123 sheet-fed presses capable of running at standard press speeds of up to 15,000 impressions per hour. The Company also operates higher production half-size and full-size web presses at six facilities. These presses start with a roll of paper at one end and may print up to 32-page signatures on both sides of the paper at maximum speeds of up to 50,000 impressions per hour. Such presses are also capable of folding, gluing, or perforating a printed product.

         The postpress operations provided by the Company include cutting, folding, binding and finishing. Warehousing, packaging and distribution services also are critical elements in the printing process, and the Company is equipped to provide these services by storing printed materials for its customers, handling bulk shipments and mailing to meet customer needs. The Company utilizes courier services to provide customers with pick-up and delivery services. Through its membership in FPNet, The International Network of Independent Financial Printers, the Company is able to expedite delivery of corporate and financial documents to most major U.S. and Canadian cities and London, England.

         The Company's scheduling flexibility allows it to consistently react swiftly to its customers' requirements. Because of the typical need for rapid production of printing projects, from conception through delivery, the Company must maintain physical plant and customer service staff which allow it to maximize work loads when called upon to do so. Consequently, the Company's printing businesses do not always operate at full capacity.

         One of the most significant technological advancements in the commercial printing industry in recent years has been in the computerization of the prepress area. The Company believes its highly advanced electronic prepress capabilities give it a competitive advantage in the marketplace. The Company has a program to continually evaluate its electronic prepress needs and, perhaps more importantly, the growing expectations of its customers in this area. Pursuant to this program, the Company has added electronic prepress operations to substantially all of its operations and expects to continually upgrade the prepress area at its current printing businesses and those likely to be acquired in the future.

         The Company also continuously reviews its printing equipment needs and evaluates advances in computer software, hardware and peripherals, computer networking and telecommunication systems as they relate to the Company's operations. During fiscal 1999, the Company anticipates making additional capital expenditures for equipment to add production capacity and further streamline operations at many of its printing businesses.

                              ---------------------

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial information of the Company as of and for the preceding five fiscal years ended March 31, 1998 and for the three-month periods ended June 30, 1998 and 1997. The selected consolidated financial data for the preceding five fiscal years ended March 31, 1998 have been derived from the Company's audited consolidated financial statements and notes thereto. The unaudited data for the three-month periods ended June 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of the Company for the related periods. The information set forth below should be read in conjunction with the Company's consolidated financial statements and notes thereto and other financial information incorporated by reference into this Prospectus.

                                           THREE MONTHS
                                           ENDED JUNE 30,                        YEAR ENDED MARCH 31,
                                         -----------------   -------------------------------------------------
                                           1998      1997      1998       1997      1996      1995      1994
                                         -------   -------   --------   --------   -------   -------   -------
                                            (UNAUDITED)                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
Sales.................................   $85,100   $50,675   $231,282   $144,082   $85,133   $57,166   $48,643
Cost of Sales .........................   58,014    34,745    157,906    100,197    61,237    39,821    33,916
                                         -------   -------   --------   --------   -------   -------   -------
   Gross profit .......................   27,086    15,930     73,376     43,885    23,896    17,345    14,727
Selling expenses ......................    8,291     4,931     22,365     14,223     8,532     5,731     4,923
General and administrative
   expenses ...........................    6,619     3,880     17,628     11,330     6,873     4,313     3,469
Restructuring charge(1) ...............     --        --         --         --       1,500      --        --
                                         -------   -------   --------   --------   -------   -------   -------
   Operating income ...................   12,176     7,119     33,383     18,332     6,991     7,301     6,335
Interest expense, net .................    1,471       894      3,720      2,305       860       427     1,018
                                         -------   -------   --------   --------   -------   -------   -------
   Income before income taxes .........   10,705     6,225     29,663     16,027     6,131     6,874     5,317
Income taxes ..........................    4,175     2,365     11,273      5,927     2,146     2,392     1,806
                                         -------   -------   --------   --------   -------   -------   -------
   Net income .........................    6,530     3,860     18,390     10,100     3,985     4,482     3,511
Dividends on redeemable preferred
   stock ..............................     --        --         --         --        --          45       210
Accretion in value of redeemable
   preferred stock and warrant ........     --        --         --         --        --        --         347
                                         -------   -------   --------   --------   -------   -------   -------
     Net income available to common
     shareholders ....................   $ 6,530   $ 3,860   $ 18,390   $ 10,100   $ 3,985   $ 4,437   $ 2,954
                                         =======   =======   ========   ========   =======   =======   =======
Basic earnings per share (2)..........   $   .50   $   .31   $   1.46   $    .83   $   .36   $   .46   $   .53
                                         =======   =======   ========   ========   =======   =======   =======
Diluted earnings per share (2)........   $   .48   $   .30   $   1.40   $    .81   $   .35   $   .45   $   .45
                                         =======   =======   ========   ========   =======   =======   =======
                                        JUNE 30,                            MARCH 31,
                                 -------------------   -------------------------------------------------
                                   1998       1997       1998       1997      1996      1995       1994
                                 --------   --------   --------   --------   -------   -------   -------
                                     (UNAUDITED)                         (IN THOUSANDS)
Balance Sheet Data:
Working Capital ..............   $ 39,897   $ 20,221   $ 27,869   $ 22,080   $18,855   $13,797   $ 7,918
Property and equipment, net ..    172,349     92,566    135,892     85,643    50,591    35,504    19,910
Total assets .................    311,664    147,482    237,645    135,720    87,809    60,288    36,809
Long-term debt, net of current
   portion ...................    111,176     41,796     73,030     39,321    20,105     8,820    13,470
Redeemable preferred stock and
   warrant ...................       --         --         --         --        --        --       3,347
Common shareholders' equity ..    125,509     70,487    105,332     66,447    49,876    38,170     8,981

(1) Relates to direct and incremental costs associated with the merger of two of the Company's Houston subsidiaries, the net effect of which was to reduce net income available to common shareholders by $975 after-tax and both basic and diluted earnings per share by $.09.

(2) Restated as applicable for a two-for-one stock split on January 10, 1997.

                      SECURITIES COVERED BY THIS PROSPECTUS

         The Common Stock covered by this Prospectus is available for use in future acquisitions of businesses, properties or securities in business combination transactions of entities or persons engaged in providing commercial printing services. The consideration offered by the Company in such acquisitions, in addition to the Common Stock offered by this Prospectus, may include cash, debt or other Company securities, or assumption by the Company of liabilities of the businesses being acquired, or a combination thereof. It is contemplated that the terms of each acquisition will be determined by negotiations between the Company and the management or the owners of the assets to be acquired or the owners of the securities (including newly issued securities) to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors. It is anticipated that the Common Stock issued in acquisitions hereunder will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares of Common Stock.

                             VALIDITY OF SECURITIES

         The validity of the issuance of the shares of Common Stock offered by this Prospectus has been passed upon for the Company by Winstead Sechrest & Minick P.C., counsel to the Company.

                              PLAN OF DISTRIBUTION

         The Common Stock covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities, in exchange or conversion of other securities issued in any such acquisitions or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or document soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the Common Stock issued in acquisitions hereunder will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares of Common Stock.

         The Company does not expect that an underwriting discount or commission will be paid by the Company in connection with issuances of Common Stock under this Prospectus. However, finders' fees, brokers' commissions or financial advisory fees may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

         NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME AND ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   ----------

                                TABLE OF CONTENTS
                                                                           PAGE
Available Information.........................................................3
Incorporation of Certain Documents
  by Reference................................................................3
Risk Factors..................................................................5
The Company...................................................................7
Selected Consolidated Financial Information..................................10
Securities Covered by this Prospectus .......................................11
Validity of Securities.......................................................11
Plan of Distribution.........................................................11


                                2,000,000 SHARES

                                  CONSOLIDATED
                                 GRAPHICS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                AUGUST 26, 1998

              (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

PROSPECTUS                         SUBJECT TO COMPLETION-- DATED AUGUST 26, 1998

                           CONSOLIDATED GRAPHICS, INC.
                               2,000,000 SHARES OF
                                  COMMON STOCK

         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons (the "Selling Stockholders") who have received shares of common stock, par value $.01 per share (the "Common Stock"), of Consolidated Graphics, Inc. (the "Company") in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Certain printing, certain legal and accounting, filing and other similar expenses of this offering may be paid by the Company. The Selling Stockholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

                  The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 2,000,000 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.

                  As of July 31, 1998, the Company had 13,293,726 shares of its Common Stock outstanding. The shares of Common Stock offered hereby have been approved for listing on The New York Stock Exchange. On August 21, 1998, the closing price of the Common Stock on The New York Stock Exchange was $61.125 per share as published in The Wall Street Journal.

         The Company is a Texas corporation and all references herein to the Company refer to the Company and its subsidiaries.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 26, 1998.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                              PLAN OF DISTRIBUTION

         This Prospectus may also be used by the persons who receive from the Company shares of Common Stock covered by the Registration Statement, of which this Prospectus is a part, in acquisitions under circumstances, which require the use of a Prospectus (such persons being referred to herein as "Selling Stockholders"); provided, however, that no Selling Stockholder will be authorized to use this Prospectus for any offer of such shares of Common Stock without first obtaining the written consent of the Company. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to conditions and limitations that may vary as to any given Selling Stockholder.

         Agreements with the Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as a broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with certain persons with respect to such shares; and that sales be made only by one or more of the methods described in this caption, as appropriately supplemented or amended as required.

         The Selling Stockholders may from time to time sell all or a portion of the shares of Common Stock in transactions on The New York Stock Exchange, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of Common Stock may be sold directly or through broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Stockholders may pay brokerage commissions and charges. The methods by which the shares of Common Stock may be sold include, without limitation, (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distribution and/or secondary distributions in accordance with the rules of The New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on shares of Common Stock (whether such options are listed in an options exchange or otherwise); and (f) privately negotiated transactions.

         The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

         No assurances can be given that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

              (ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS)

         NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME AND ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   ----------

                                TABLE OF CONTENTS
                                                                           PAGE
Available Information.........................................................3
Incorporation of Certain Documents
  by Reference................................................................3
Risk Factors..................................................................5
The Company...................................................................7
Selected Consolidated Financial Information..................................10
Securities Covered by this Prospectus .......................................11
Validity of Securities.......................................................11
Plan of Distribution.........................................................11


                                2,000,000 SHARES

                                  CONSOLIDATED
                                 GRAPHICS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                AUGUST 26, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. The TBCA requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

         Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

         The Company's Second Amended and Restated By-Laws, as amended (the "By-Laws"), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the By-Laws. The Company has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the By-Laws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and
(iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as therein defined). In addition, the Company may, in the future, purchase directors and officers liability insurance policies for its directors and officers.

         The above discussion of Article 2.02-1 of the TBCA and of the Company's By-laws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the By-laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT NO.       DESCRIPTION OF EXHIBIT


*3.1   -          Restated Articles of Incorporation of the Company filed with the Secretary of State of the State of Texas on July 27, 1994
                  (Consolidated Graphics, Inc. Form 10-Q (June 30, 1994) SEC
                  File No. 0-24068, Exhibit 4(a)).

*3.2   -          Articles of Amendment to the Restated Articles of
                  Incorporation of the Company dated as of July 29, 1998
                  (Consolidated Graphics, Inc. Form 10-Q (June 30, 1998) SEC
                  File No. 0-24068, Exhibit 3.1).

*3.3   -          By-Laws of the Company, dated as of May 31, 1995,
                  (Consolidated Graphics, Inc. Form 10-K (March 31, 1995) SEC
                  File No. 0-24068, Exhibit 3.2).

*3.4   -          Amendment to the By-Laws of the Company, dated July 3, 1996
                  (Consolidated Graphics, Inc. Form 10-Q (June 30, 1997) SEC
                  File No. 0-24068, Exhibit 3.2).

*3.5   -          Amendment to the By-Laws of the Company, dated April 27, 1998
                  (Consolidated Graphics, Inc. Form 10-K (March 31, 1998) SEC
                  File No. 0-24068, Exhibit 3.4).

*4     -          Specimen Common Stock Certificate (Consolidated Graphics,
                  Inc., Form 10-K (March 31, 1998) SEC File No. 0-24068, Exhibit
                  4.1).

5      -          Opinion of Winstead Sechrest & Minick P.C. regarding the
                  legality of the securities being offered.

*10.1  -          Revolving Credit Agreement among the Company and Texas
                  Commerce Bank National Association as Agent and BankOne of
                  Texas, N.A. as Co-agent, dated as of June 5, 1997
                  (Consolidated Graphics, Inc. Form 10-K (March 31, 1997) SEC
                  File No. 0-24068, Exhibit 10.8).

*10.2  -          First Amendment to the Revolving Credit Agreement among the
                  Company and Chase Bank of Texas as Agent and Bank One of
                  Texas, NA as Co-Agent, dated as of August 4, 1998
                  (Consolidated Graphics, Inc. Form 10-Q (June 30, 1998) SEC
                  File No. 0-24068, Exhibit 10.1).

*10.3  -          1994 Consolidated Graphics, Inc. Long-Term Incentive Plan
                  (Consolidated Graphics, Inc. Registration Statement on Form
                  S-1 (Reg. No. 33-77468), Exhibit 10.14).

*10.4  -          Form of Indemnification Agreement (Consolidated Graphics, Inc.
                  Registration Statement on Form S-1 (Reg. No. 33-77468),
                  Exhibit 10.15).

21.1   -          Subsidiaries of the Company.

23.1   -          Consent of Winstead Sechrest & Minick P.C. (set forth in
                  Exhibit 5).

23.2   -          Consent of Arthur Andersen LLP.

24     -          Powers of Attorney (included herein on signature page).


*Incorporated by reference.

         (b)      Financial Statement Schedules: Not Applicable.

ITEM 22.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 3, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to effective date of the registration statement through the date of responding to the request.

         (h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on August 26, 1998.

                                       CONSOLIDATED GRAPHICS, INC.



                                       By:/s/ JOE R. DAVIS
                                          Joe R. Davis
                                          President, Chief Executive Officer and
                                          Chairman of the Board of Directors

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe R. Davis and Randall D. Keys, and each one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

     SIGNATURE                          TITLE                       DATE

/s/ JOE R. DAVIS             President, Chief Executive          August 26, 1998
  (Joe R. Davis)             Officer and Director
                             (Principal Executive Officer)


/s/ RANDALL D. KEYS          Vice President - Finance            August 26, 1998
 (Randall D. Keys)           and Chief Financial and
                             Accounting Officer


/s/ LARRY J. ALEXANDER       Director                            August 26, 1998
  (Larry J. Alexander)


/s/ BRADY F. CARRUTH         Director                            August 26, 1998
(Brady F. Carruth)


/s/ CLARENCE C. COMER        Director                            August 26, 1998
(Clarence C. Comer)


/s/ GARY L. FORBES           Director                            August 26, 1998
 (Gary L. Forbes)


/s/ W. D. HAWKINS            Director                            August 26, 1998
  (W. D. Hawkins)


/s/ JAMES H. LIMMER          Director                            August 26, 1998
 (James H. Limmer)


/s/ THOMAS E. SMITH          Director                            August 26, 1998
 (Thomas E. Smith)


/s/ HUGH N. WEST             Director                            August 26, 1998
  (Hugh N. West)